Exhibit 10n









January 1, 2000



Mr. Lawrence J. Pilon


Dear Larry:

This letter will supplement and amend the Letter Agreement between you and the Company dated May 18, 1998.


1. At the Company's request you have agreed to extend the date of your anticipated termination of employment from June 30, 2000 to December 31, 2000.

2. This Agreement shall not be construed as an employment agreement and Whitman may terminate your employment at any time provided, however, that in the event that your employment is terminated involuntarily prior to December 31, 2000, you shall receive:

     a. The balance of your base salary, auto allowance and all other compensation and benefits (including medical benefits) to which you were entitled prior to your termination, such amounts to be paid and such benefits accrued for your benefit not less than twice monthly from the date of your termination through December 31, 2000, and;

     b. A cash award at the "Target" level under the annual Management Incentive Compensation Plan and the Long Term Compensation Plan applicable to Whitman/Pepsi General executives for the full year 2000; such amounts to be paid to you in January, 2001.

3. Prior agreements provide for the continuation of company-paid medical benefits, life insurance and other benefits for a period of three years after termination of employment. Under this agreement, the three-year period for continuation of such benefits shall begin January 1, 2001, notwithstanding your involuntary termination of employment prior to December 31, 2000.

4. Upon your termination of employment all Whitman stock options then held by you shall be exercisable in full, and to the extent not previously exercised, each such option shall remain exercisable for the remainder of the original term of such options, provided, however, the provisions of this paragraph shall not apply in the event you voluntarily terminate your employment prior to the date set forth in paragraph 1 hereof without the written consent of Whitman.

5. In the event of your death while you are still employed by Whitman, the severance compensation payable to you under prior agreements, as amended and supplemented hereby, shall be paid to your executors, heirs or personal representatives.

6. In the event of your death while you are still employed by Whitman or in the event of your death after termination of your employment by Whitman, your executors, heirs or personal representatives shall have the right to exercise all Whitman stock options then held by you and not previously exercised. Each such option shall remain exercisable by your executors, heirs, or personal representatives for the remainder of the original term of such option notwithstanding the limitation on exercise of such option by your executors, heirs, or personal representatives contained in the respective option agreements.

7. You acknowledge that Whitman corporate office employees may at some point be transferred to the payroll of Whitman's subsidiary, Pepsi-Cola General Bottlers, Inc. ("Pepsi General"). To the extent any payments to you under prior agreements, as amended and supplemented hereby, are made by Pepsi General, then Whitman shall be relieved of such obligations.

This Letter Agreement shall become effective as of January 1, 2000. If you are in agreement with the foregoing, please sign both copies hereof in the space provided below and return one copy to Whitman.

Very truly yours,

Whitman Corporation                                  Accepted and Agreed:



By: /s/ Bruce S. Chelberg                            /s/ Lawrence J. Pilon
    -------------------------                        ------------------------
    Bruce S. Chelberg                                Lawrence J. Pilon